Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Investor Relations Manager	Corporate Communications Director
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823
HUTCHINSON TECHNOLOGY REPORTS THIRD QUARTER NET LOSS
Market Share Gains Generate Sequential Quarter Growth in Net Sales
HUTCHINSON, Minn., July 29, 2008 – Hutchinson Technology Incorporated (Nasdaq: HTCH) today reported net sales of $150.4 million for its fiscal third quarter ended June 29, 2008, up 5 percent compared with $143.8 million in the preceding quarter. In the fiscal 2007 third quarter, net sales totaled $156.7 million.
     The company reported a net loss of $8.4 million, or $0.36 per share, for the fiscal 2008 third quarter. The net loss included a $10.2 million reduction in gross profit as a result of preparing for and initiating TSA+ volume production, a $5.6 million operating loss in the company’s BioMeasurement Division and pre-tax charges of approximately $1.1 million, or $0.03 per share, for severance costs.
     In the comparable fiscal 2007 period, the company reported a net loss of $13.5 million, or $0.52 per share. The net loss for the fiscal 2007 third quarter included pre-tax charges of approximately $8.7 million, or $0.22 per share, for severance costs and the write-off of design costs for a cancelled facility expansion.
     The company shipped approximately 189 million suspension assemblies in its fiscal 2008 third quarter, compared with approximately 179 million in the preceding quarter and approximately 190 million in the fiscal 2007 third quarter. Overall average selling price in the fiscal 2008 third quarter was $0.79 compared with $0.80 in both the preceding and prior year quarters. Gross margin in the fiscal 2008 third quarter was 11 percent, compared with 13 percent in both the preceding quarter and last year’s third quarter.
     The company’s total cash and investments decreased from $285 million at the end of the fiscal 2008 second quarter to $275 million at the end of the third quarter primarily as a result of the company’s repurchase of approximately $10 million of its common shares.
-more-

2—Hutchinson Technology Reports Third Quarter Net Loss
Disk Drive Components Division
     Kathleen Skarvan, president of the company’s Disk Drive Components Division, said the company increased its overall suspension assembly market share, primarily due to gains in the 2.5-inch mobile segment. “Our shipments for 2.5-inch mobile applications increased 34 percent compared to the preceding quarter and 76 percent compared to last year’s third quarter,” said Skarvan. In addition, we stabilized our share position in the 3.5-inch ATA segment after several periods of decline, and we maintained our market-leading position in the enterprise segment.”
     Skarvan added that the company successfully initiated volume production and shipments of TSA+ suspension assemblies in the fiscal 2008 third quarter as planned. “We shipped more than one million TSA+ suspension assemblies during the third quarter, and we currently expect fourth quarter TSA+ shipments to increase roughly five-fold from the third quarter level,” said Skarvan. “In addition, we are working with all of the hard disk drive manufacturers to develop TSA+ suspension assemblies for their future disk drive programs.” Skarvan said that although the initiation of TSA+ volume production has dampened the company’s gross margin, this burden should diminish with the TSA+ volume growth and process and productivity improvements that are expected over the next several quarters.
BioMeasurement Division
     The company’s BioMeasurement Division added nine hospitals as customers for its InSpectra® StO2 Tissue Oxygenation Monitor during the fiscal 2008 third quarter, bringing the total number of customers to 45 and year-to-date net sales to $598,000. The number of prospective customers currently evaluating or moving towards purchase of the InSpectra StO2 System totaled 115 at the end of the third quarter, compared with 106 at the end of the preceding quarter. Rick Penn, president of the BioMeasurement Division, noted that several hospitals have now formalized guidelines for use of the system. “This is key to establishing routine use of the system and advancing StO2 monitoring as a standard of care,” said Penn.
     Penn added that a growing body of clinical and economic evidence attesting to the value of StO2 monitoring has been documented in numerous studies. “This compelling evidence is supporting our efforts to increase adoption of InSpectra StO2 monitoring in trauma hospitals and is encouraging evaluation in a number of other clinical applications, including emergency medicine, surgery and intensive care. In addition, there are several studies underway to further demonstrate how StO2 can be used to improve treatments and outcomes,” said Penn. Abstracts of published studies regarding clinical applications of StO2 monitoring can be found at www.htibiomeasurement.com.
-more-

3—Hutchinson Technology Reports Third Quarter Results
Business Outlook
     Commenting on the company’s third quarter performance, Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the market share gains in the Disk Drive Components Division resulted from the company’s continued emphasis on cost reductions, quality improvement and excellent customer service. “Our focus in these areas, combined with our technology leadership, should enable us to continue winning preferred supplier positions on customers’ new disk drive programs. We believe we can sustain or improve upon this quarter’s market share gains,” said Fortun. Storage industry analysts now expect calendar year 2008 disk drive unit shipments to grow by 13 to 14 percent. Based on its current expectations regarding fourth quarter suspension assembly shipments and estimated fourth quarter average selling prices of $0.76 to $0.77, Fortun said the company now estimates that fiscal 2008 net sales will total $630 to $640 million.
     Regarding the BioMeasurement Division, Fortun said the growing number of hospitals implementing specific guidelines for use of the InSpectra StO2 System and the expanding interest in the system for applications beyond trauma are evidence of increasing momentum in the division. The company expects BioMeasurement Division revenue for fiscal 2008 to reach approximately $1 million.
Hutchinson Technology to Host Conference Call
     The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time (CT) on July 29, 2008. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software.
About Hutchinson Technology
     Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives. The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care.
-more-

4—Hutchinson Technology Reports Third Quarter Results
Cautionary Note Regarding Forward-Looking Statements
     This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, disk drive shipments, production capability, selling prices, investments in research and development, product development, product commercialization and adoption, leverage of our investments, operating performance, results of operations and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix and selling prices, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
[Financial Information Follows]
-more-

5—Hutchinson Technology Reports Third Quarter Results
Hutchinson Technology Incorporated
(Nasdaq: HTCH)

	Third Quarter Ended
	June 29, 2008	June 24, 2007
Net sales	$150,398,000	$156,686,000
Gross profit	$16,512,000	$20,979,000
Severance and other costs	$1,061,000	$8,728,000
Loss from operations	$(12,037,000)	$(21,369,000)
Net loss	$(8,385,000)	$(13,480,000)
Net loss per common share:
Basic	$(0.36)	$(0.52)
Diluted	$(0.36)	$(0.52)
Weighted average common and common equivalent shares outstanding:
Basic	23,212,000	26,027,000
Diluted	23,212,000	26,027,000

	Thirty-Nine Weeks Ended
	June 29, 2008	June 24, 2007
Net sales	$467,319,000	$516,249,000
Gross profit	$68,370,000	$86,550,000
Severance and other costs	$1,061,000	$8,728,000
Loss from operations	$(20,142,000)	$(24,635,000)
Net loss	$(12,332,000)	$(11,313,000)
Net loss per common share:
Basic	$(0.50)	$(0.44)
Diluted	$(0.50)	$(0.44)
Weighted average common and common equivalent shares outstanding:
Basic	24,902,000	25,961,000
Diluted	24,902,000	25,961,000

	At June 29, 2008	At Sept. 30, 2007
Total assets	$991,391,000	$1,049,989,000
Cash and cash equivalents	$34,044,000	$64,509,000
Short-term investments	$146,314,000	$233,043,000
Long-term investments	$94,770,000	$—
Total shareholders’ investment	$535,380,000	$599,547,000
(Financial statements follow)
-more-

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 29,	June 24,	June 29,	June 24,
	2008	2007	2008	2007
Net sales	$150,398	$156,686	$467,319	$516,249

Cost of sales	133,886	135,707	398,949	429,699

Gross profit	16,512	20,979	68,370	86,550

Research and development expenses	9,697	14,524	30,367	44,830

Selling, general and administrative expenses	17,791	19,096	54,590	57,627

Severance and other expenses	1,061	8,728	1,061	8,728

Litigation charge	—	—	2,494	—

Loss from operations	(12,037)	(21,369)	(20,142)	(24,635)

Interest expense	(2,906)	(2,606)	(8,778)	(7,452)

Interest Income	1,390	3,748	9,305	11,316

Other income, net	526	648	1,855	3,418

Loss before income taxes	(13,027)	(19,579)	(17,760)	(17,353)

Benefit for income taxes	(4,642)	(6,099)	(5,428)	(6,040)

Net loss	$(8,385)	$(13,480)	$(12,332)	$(11,313)

Basic loss per share	$(0.36)	$(0.52)	$(0.50)	$(0.44)

Diluted loss per share	$(0.36)	$(0.52)	$(0.50)	$(0.44)

Weighted-average common shares outstanding	23,212	26,027	24,902	25,961

Weighted-average common and diluted shares outstanding	23,212	26,027	24,902	25,961

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	June 29,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$34,044	$64,509
Short-term investments	146,314	233,043
Trade receivables, net	87,023	101,997
Other receivables	7,727	20,529
Inventories	78,915	61,183
Deferred tax assets	9,564	8,582
Other current assets	7,946	7,444

Total current assets	371,533	497,287
Long-term investments	94,770	—
Property, plant and equipment, net	429,815	457,883
Deferred tax assets	84,156	79,008
Other assets	11,117	15,811

	$991,391	$1,049,989

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,418	$1,344
Accounts payable	29,223	29,528
Accrued expenses	17,606	16,535
Accrued compensation	22,223	21,257

Total current liabilities	70,470	68,664
Long-term debt, less current maturities	2,869	3,944
Convertible subordinated notes	375,000	375,000
Uncertain tax positions	6,190	—
Other long-term liabilities	1,482	2,834
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares authorized, 22,890,000 and 26,074,000 issued and outstanding	229	261
Additional paid-in capital	370,412	411,349
Accumulated other comprehensive (loss) gain	(6,554)	29
Accumulated earnings	171,293	187,908

Total shareholders’ investment	535,380	599,547

	$991,391	$1,049,989

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows — Unaudited
(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 29,	June 24,
	2008	2007
Operating activities:
Net loss	$(12,332)	$(11,313)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	83,814	85,596
Stock-based compensation	4,541	3,461
Benefit for deferred taxes	(6,147)	(8,724)
Loss on disposal of assets	670	2
Severance and other expenses	—	8,728
Litigation charge	2,494	—
Changes in operating assets and liabilities	15,157	3,935

Cash provided by operating activities	88,197	81,685

Investing activities:
Capital expenditures	(53,838)	(87,026)
Purchases of marketable securities	(852,866)	(1,333,665)
Sales/maturities of marketable securities	838,836	1,322,253

Cash used for investing activities	(67,868)	(98,438)

Financing activities:
Repayment of long-term debt	(1,001)	(932)
Repurchase of common stock	(57,721)	—
Net proceeds from issuance of common stock	7,928	6,955

Cash (used for) provided by financing activities	(50,794)	6,023

Net decrease in cash and cash equivalents	(30,465)	(10,730)

Cash and cash equivalents at beginning of period	64,509	40,331

Cash and cash equivalents at end of period	$34,044	$29,601

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 29,	June 24,	June 29,	June 24,
	2008	2007	2008	2007
Net loss (A)	$(8,385)	$(13,480)	$(12,332)	$(11,313)
Plus: interest expense on convertible subordinated notes	—	—	—	—
Less: additional profit sharing expense and income tax provision	—	—	—	—

Net loss available to common shareholders (B)	$(8,385)	$(13,480)	$(12,332)	$(11,313)

Weighted average common shares outstanding (C)	23,212	26,027	24,902	25,961
Dilutive potential common shares	—	—	—	—

Weighted average common and diluted shares outstanding (D)	23,212	26,027	24,902	25,961

Basic loss per share [(A)/(C)]	$(0.36)	$(0.52)	$(0.50)	$(0.44)
Diluted loss per share [(B)/(D)]	$(0.36)	$(0.52)	$(0.50)	$(0.44)